Exhibit 99.1

Contact:	Ruth Pachman/Michael Herley	Mark A. Ricca
	Kekst and Company	Carver Federal Savings Bank
	212-521-4800	212-360-8820

Carver Bancorp, Inc. Director Departs to Assume Executive Position at Financial Institution

NEW YORK, NEW YORK, February 23, 2011 – Carver Bancorp, Inc. (“Carver” or the “Company”) (NASDAQ:CARV), the holding company for Carver Federal Savings Bank, announced today that Colbert Narcisse has resigned from of its Board of Directors as of February 18, 2011. Mr. Narcisse has accepted an executive position at another financial institution and is unable serve on the Board of Carver while also serving in a management capacity at his new employer.

Mr. Narcisse has been a Director since July 2010 and served as a member of the Finance and Audit Committee and the Asset, Liability and Interest Rate Risk Committee.

“Carver is truly a special financial institution, providing much needed services to inner-city neighborhoods,” said Mr. Narcisse. “I am very disappointed that I will not be able to continue my service as a director, but heartened by the fact that Carver is in the hands of a committed Board and management team. I look forward to reading about the institution’s future success, especially as it pursues innovative ways to reach the ’unbanked’ in the communities it serves.”

“Colbert has been a valuable contributor to Carver during this very challenging period for our Company,” commented Deborah C. Wright, Chairman and CEO. “While we will miss him, the Board and management team wish him the very best as he continues his exemplary career.”

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.

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